Exhibit 4.2

Execution Version

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 21, 2020

among

CDW LLC,

CDW FINANCE CORPORATION,

THE GUARANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TO BASE INDENTURE

Dated as of December 1, 2014

4.125% SENIOR NOTES DUE 2025

CROSS REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10; 7.13
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.08
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	4.03; 12.04; 12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05; 12.02
(c)	7.01
(d)	7.01
(e)	6.14
316(a) (last sentence)	2.12
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.15; 9.04
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.07
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

* This Cross-Reference Table is not part of this Fifth Supplemental Indenture.

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Appendix A    Provisions Relating to the Initial Notes

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Notational Guarantee
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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This FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of April 21, 2020, is among CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“FinanceCo” and, together with CDW, the “Issuers”), the Guarantors party hereto and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

The Issuers, the Guarantors party thereto and the Trustee have executed and delivered a base indenture, dated as of December 1, 2014 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of the Issuers’ senior debt securities to be issued from time to time in one or more series.

WHEREAS, each of the Issuers and each of the Guarantors have duly authorized the creation of and issuance of $600,000,000 of 4.125% Senior Notes due 2025 (the “Initial Notes”) to be issued and authenticated under this Fifth Supplemental Indenture as contemplated by the Base Indenture. This Fifth Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Fifth Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture affected by this Fifth Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements; and

WHEREAS, each of the Issuers and each of the Guarantors have duly authorized the execution and delivery of this Fifth Supplemental Indenture.

NOW, THEREFORE, the Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01    Definitions.

“2024 Senior Notes” means the Issuers’ $575.0 million 5.5% senior notes due 2024.

“2025 Senior Notes” means the Issuers’ $600.0 million 5.0% senior notes due 2025.

“2028 Senior Notes” means the Issuers’ $525.0 million 4.25% senior notes due 2028.

“ABL Facility” means that certain Revolving Loan Credit Agreement, dated as of June 6, 2014, among CDW LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)    Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(a)    1% of the then-outstanding principal amount of such Note; and

(b)    the excess, if any, of:

(1)     the present value at such Redemption Date of (i) the Redemption Price of the Note at May 1, 2022 (such Redemption Price set forth in Section 3.07) plus (ii) all required interest payments due on the Note through May 1, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(2)    the then-outstanding principal amount of the Note.

The Applicable Premium will be calculated by the Issuers.

“Attributable Value” means, in respect of any Sale and Lease-Back Transaction, as of the time of determination, the lesser of:

(a)    the sale price of the Principal Property so leased multiplied by a fraction, the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease; and

(b)    the total obligation (discounted to present value at the rate of interest implicit in the transaction, as determined in good faith by CDW, or, if it is not practicable to determine such rate, the rate of interest specified by the terms of the debt securities, in either case compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation;

(2)    with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Consolidated Non-Guarantor Debt Ratio.”

“Capital Stock” means:

(1)    in the case of a corporation, capital stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Equivalents” means:

(1)    U.S. dollars;

(2)    (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii)    in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)    investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11)    shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and

(12)    in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“CDW” has the meaning provided in the introductory paragraph of this Fifth Supplemental Indenture.

“Change of Control” means the occurrence of any of the following:

(1)    the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder; provided that (x) so long as CDW is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to have acquired, leased or have been transferred all or substantially all of the assets of CDW and its Subsidiaries unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner;

(2)    the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent; provided that (x) so long as CDW is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of CDW unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(3)    the adoption of a plan relating to the liquidation or dissolution of CDW.

“Change of Control Offer” means an Offer to Purchase required to be made pursuant to Section 4.10 hereof to all holders.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)    interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f)    [reserved],

(g)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j)    any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k)    [reserved], and

(l)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, disposition, dividend or similar payments in respect of equity interests, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Non-Guarantor Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Non-Guarantor Indebtedness or Non-Guarantor Preferred Stock to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available.

In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Consolidated Non-Guarantor Debt Ratio is being calculated but prior to the event for which the calculation of the Consolidated Non-Guarantor Debt Ratio is made (the “Calculation Date”), then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Consolidated Non-Guarantor Debt Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Non-Guarantor Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Fifth Supplemental Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen or, if none, then based upon such optional rate chosen as CDW may designate.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Non-Guarantor Debt Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)    to advance or supply funds

(A)    for the purchase or payment of any such primary obligation, or

(B)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,

(iii)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof, or

(iv)    as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Holders and CDW.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note issued that does not include the Global Notes Legend.

“Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.06 hereof as the Depository with respect to the Notes, and any and all successors thereto appointed as Depository hereunder and having become such pursuant to the applicable provision of this Fifth Supplemental Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final Maturity Date or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of CDW, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which CDW or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or its Subsidiaries.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a)    increased (without duplication) by:

(i)    provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii)    Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)    Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)    any fees, costs, commissions, expenses or other charges (other than Consolidated Depreciation or Amortization Expense) related to any Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under this Fifth Supplemental Indenture or existing on the Issue Date (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment, modification, repayment or refinancing of the Notes, the 2024 Senior Notes, the 2025 Senior Notes, the 2028 Senior Notes, the ABL Facility, the Senior Secured Term Loan and the UK Credit Facility and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)    any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi)    [reserved]; plus

(vii)    the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii)    costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock); plus

(ix)    the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause (ix) shall not exceed the greater of (x) $150,000,000 and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x)    any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi)    to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii)    expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii)    any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c)    increased or decreased by (without duplication):

(i)    any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)    any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of June 6, 2014, by and among GE Commercial Distribution Finance Corporation, CDW Logistics LLC, an Illinois limited liability company, CDW Technologies, LLC, a Wisconsin limited liability company, CDW Government LLC, an Illinois limited liability company, CDW Direct, LLC, an Illinois limited liability company, and CDW LLC, an Illinois limited liability company, (ii) that certain Inventory Financing Agreement, dated as of October 12, 2007, by and among GE Commercial Distribution Finance Corporation, CDW Logistics LLC, an Illinois limited liability company, CDW Technologies, LLC (f/k/a Berbee Information Networks Corporation), a Wisconsin limited liability company, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company, and CDW Direct, LLC, an Illinois limited liability company, and (iii) that certain Agreement for Inventory Financing, dated as of the October 12, 2007, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics LLC, an Illinois limited liability company, and CDW Technologies, LLC, a Wisconsin limited liability company.

“Fifth Supplemental Indenture” means this Fifth Supplemental Indenture, as amended or supplemented from time to time.

“FinanceCo” has the meaning provided in the introductory paragraph of this Fifth Supplemental Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered pursuant to Section 4.03 hereof, which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Fifth Supplemental Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Fifth Supplemental Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes. For purposes of this Fifth Supplemental Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Global Note” means a permanent global Note in definitive, fully registered form.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under this Fifth Supplemental Indenture and the Notes by a Guarantor in accordance with the provisions of this Fifth Supplemental Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Fifth Supplemental Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered, in each case on the Registrar’s books.

“Indebtedness” means, with respect to any Person,

(a)    any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)    in respect of borrowed money,

(ii)    evidenced by bonds, notes, debentures or similar instruments,

(iii)    evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv)    Capitalized Lease Obligations,

(v)    representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi)    representing any interest rate Hedging Obligations, or

(vii)    all Cash Management Obligations incurred with a lender (or its Affiliates) under a credit agreement,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c)    Disqualified Stock of such Person, and

(d)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-Leaseback Transactions,” (C) obligations with respect to Receivables Facilities and (D) obligations under or in respect of the Existing Inventory Financing Agreements and other similar inventory financing agreements entered into in the ordinary course of business. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means May 1 and November 1 of each year to the Maturity Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means April 21, 2020.

“Issuers” has the meaning provided in the introductory paragraph of this Fifth Supplemental Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Maturity Date” means May 1, 2025.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Non-Guarantor Indebtedness” means any Indebtedness of a Restricted Subsidiary that is not a Guarantor.

“Non-Guarantor Preferred Stock” has the meaning set forth under Section 4.07.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Fifth Supplemental Indenture. For all purposes of this Fifth Supplemental Indenture, the term “Notes” shall also include any Additional Notes that may be issued.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) delivered by CDW to the Trustee and each Holder (or distribution to the Holders by the Trustee though the Depository), offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Fifth Supplemental Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days (or longer if in connection with a defeasance or satisfaction and discharge) after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five (5) Business Days after the Expiration Date. CDW shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the delivery of the Offer of CDW’s obligation to make an Offer to Purchase, and the Offer shall be delivered by CDW or, at CDW’s request, by the Trustee in the name and at the expense of CDW. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)    the Section of this Fifth Supplemental Indenture pursuant to which the Offer to Purchase is being made;

(2)    the Expiration Date and the Purchase Date;

(3)    the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10 hereof) (the “Purchase Amount”);

(4)    the purchase price to be paid by CDW for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to this Fifth Supplemental Indenture) (the “Purchase Price”);

(5)    that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in denominations of $2,000 principal amount or integral multiples of $1,000 thereof;

(6)    the place or places where each Holder electing to tender a Note pursuant to the Offer to Purchase are to be surrendered (such Note being, if CDW or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to CDW and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), or instructions for transfer of the Notes by book-entry transfer, in each case such delivery shall be prior to the close of business on the Expiration Date;

(7)    that, unless CDW defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by CDW pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)    that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)    that Holders will be entitled to withdraw all or any portion of Notes tendered if CDW (or its Paying Agent) receive, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(10)    that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, CDW shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, CDW shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 thereof shall be purchased); and

(11)    if applicable, that, in the case of any Holder whose Note is purchased only in part, the Issuers shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in this Fifth Supplemental Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Holders” means (i) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (ii) any Related Party of any of the foregoing Persons and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clause (i) or (ii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Liens” means the following types of Liens:

(1)    deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)    Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4)    Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5)    Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under this Fifth Supplemental Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6)    Liens existing on the Issue Date;

(7)    Liens in favor of CDW or any Restricted Subsidiary;

(8)    Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the lien holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)    Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(10)    Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)    judgment liens in respect of judgments that do not constitute an Event of Default;

(12)    pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)    minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)    leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16)    the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)    banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution;

(18)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19)    (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $150,000,000 at any time and (B) Liens securing Indebtedness in an amount not to exceed $150,000,000 incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23)    Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Fifth Supplemental Indenture;

(24)    Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.07 hereof;

(25)    Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(26)    security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(27)    landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(28)    Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(29)    Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(30)    Liens on the Capital Stock of Unrestricted Subsidiaries;

(31)    Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(32)    pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings;

(33)    Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(34)    any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(35)    Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(36)    Liens securing the Notes and related Guarantees;

(37)    Liens securing the ABL Facility in an aggregate principal amount not to exceed $1,450,000,000; and

(38)    Liens securing any Indebtedness; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom) either (x) the Consolidated Secured Debt Ratio would be no greater than 3.00 to 1.00 or (y) the aggregate principal amount of Secured Indebtedness (other than any Secured Indebtedness that constitutes Non-Guarantor Indebtedness) would be no greater than $2,000,000,000.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Principal Property” means any tangible asset having fair market value in excess of $5,000,000, other than real property, together with the buildings, structures, facilities and improvements thereon, owned by CDW or any Restricted Subsidiary as of the Issue Date.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the April 15 or October 15 (whether or not on a Business Day) immediately preceding such Interest Payment Date.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Fifth Supplemental Indenture.

“Related Party” means with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (i) above or any combination of these identified relationships.

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Fifth Supplemental Indenture.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means:

(1)    all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the 2024 Senior Notes, the 2025 Senior Notes, the 2028 Senior Notes, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)    all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of this Fifth Supplemental Indenture;

(3)    any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of this Fifth Supplemental Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)    all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a)    any obligation of such Person to the Issuers or any of its Subsidiaries;

(b)    any liability for federal, state, local or other taxes owed or owing by such Person;

(c)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)    that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Fifth Supplemental Indenture.

“Senior Secured Term Loan” means that certain amended and restated senior secured term loan, dated as of August 17, 2016, among CDW LLC, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the lenders party thereto and certain other parties specified therein, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, as of the applicable Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the Redemption Date or, in the case of a satisfaction and discharge or defeasance, at least two Business Days prior to the date on which the Issuers deposit the amounts required under this Fifth Supplemental Indenture) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) with respect to each applicable day during such week (or, if such Statistical Release is no longer published or no market data appears thereon, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 1, 2022; provided, however, that if the period from the Redemption Date to May 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Fifth Supplemental Indenture and thereafter means the successor serving hereunder.

“Trust Officer” means when used with respect to the Trustee, any officer within the corporate trust department of the Trustee assigned by the Trustee to administer its corporate trust matters who customarily performs functions of such officers who at the time any corporate trust matter is referred to because of the person’s knowledge of or familiarity with the particular subject who shall have direct responsibility for the administration of this Fifth Supplemental Indenture.

“UK Credit Facility” means that certain Amended and Restatement Deed related to the Facilities Agreement, dated November 6, 2014, as amended and restated on August 1, 2016, by and among CDW LLC, CDW Finance Topco Limited, HSBC Bank PLC, as Mandated Lead Arranger and Barclays Bank PLC, as Mandated Lead Arranger, Agent and Security Agent, providing for term loans and revolving loans including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW and (b) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

Whenever it is necessary to determine whether CDW has complied with any covenant in this Fifth Supplemental Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02    Other Definitions.

Term	Defined in Section
“Agent Members”	1.1 of Appendix A
“Applicable Procedures”	1.1 of Appendix A
“Authentication Order”	2.05
“Change of Control Offer”	4.10
“Change of Control Payment”	4.10
“Change of Control Payment Date”	4.10
“Clearstream”	1.1 of Appendix A
“Covenant Defeasance”	8.03
“DTC”	1.05(g)
“Event of Default”	6.01
“Euroclear”	1.1 of Appendix A
“Global Notes Legend”	1.1 of Appendix A
“Guaranteed Obligations”	10.01
“incur”	4.07
“Legal Defeasance”	8.02
“Note”	Preamble
“Note Register”	2.06
“Offer Amount”	3.09
“Paying Agent”	2.06
“Redemption Date”	3.07
“Registrar”	2.06
“Successor Company”	5.01
“Successor Guarantor”	10.06(a)
“Successor Parent Guarantor”	10.06(b)

SECTION 1.03    Incorporation by Reference of Trust Indenture Act. Whenever this Fifth Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Fifth Supplemental Indenture.

The following Trust Indenture Act terms used in this Fifth Supplemental Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Fifth Supplemental Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Fifth Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04    Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it herein;

(b)    an accounting term not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Fifth Supplemental Indenture shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(c)    “or” is not exclusive;

(d)    “including” means including without limitation;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)    “will” shall be interpreted to express a command;

(g)    provisions apply to successive events and transactions;

(h)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;

(i)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Fifth Supplemental Indenture;

(j)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”; and

(l)    any financial ratios required to be satisfied in order for a specific action to be permitted under this Fifth Supplemental Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

In addition, this Fifth Supplemental Indenture restates in their entirety the terms of the Base Indenture as supplemented by this Fifth Supplemental Indenture and does not incorporate the terms of the Base Indenture. The changes, modifications and supplements to the Base Indenture effected by this Fifth Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, except as otherwise provided herein, and shall not apply to any other securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications an supplements.

SECTION 1.05    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Fifth Supplemental Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders, as applicable, in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Fifth Supplemental Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuers may, except as otherwise provided herein and in the Notes, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including The Depository Trust Company (“DTC”), may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Fifth Supplemental Indenture to be made, given or taken by Holders, and DTC may provide its proxy to the beneficial owners of interests in any such Global Note through such Depository’s standing instructions and customary practices.

(h)    The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depository to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Fifth Supplemental Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.06    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to agreements (including this Fifth Supplemental Indenture and the Notes) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by this Fifth Supplemental Indenture; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.07    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.08    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE NOTES

SECTION 2.01    Form and Dating; Terms.

(a)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Notes Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Notes Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note in definitive form to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.05 hereof.

(b)    Terms. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Fifth Supplemental Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Fifth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall govern and be controlling.

The Notes shall not be redeemable at the Issuers’ option, other than as provided in Article III.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes. The Notes offered by the Issuers and any Additional Notes subsequently issued under this Fifth Supplemental Indenture will be treated as a single class for all purposes under this Fifth Supplemental Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of this Fifth Supplemental Indenture include any Additional Notes that are actually issued.

SECTION 2.02    Interest Rates. Except as otherwise provided in Section 2.15 below, Notes shall bear interest for the period from and including the date such Note was issued to, but excluding, the Maturity Date, at a rate per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) equal to 4.125%.

SECTION 2.03    Transferability. Each Holder shall have an unconditional right to sell its Notes subject to, and in compliance with, the provisions of this Fifth Supplemental Indenture and applicable law.

SECTION 2.04    Form and Dating. Provisions relating to the Notes are set forth in Appendix A attached hereto, which is hereby incorporated in, and expressly made a part of, this Fifth Supplemental Indenture. The Notes (whether in global or definitive form) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Issuers or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuers). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, to the extent any provision of any Note conflicts with the express provisions of this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall govern and be controlling.

SECTION 2.05    Execution and Authentication. At least one Officer of each Issuer shall execute the Notes on behalf of each Issuer by manual or facsimile signature.

If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Fifth Supplemental Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, as the case may be, by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Fifth Supplemental Indenture.

The Trustee shall authenticate and deliver from time to time the Initial Notes for issue in a principal amount of $600,000,000 upon a written order (an “Authentication Order”) of the Issuers signed by two Officers of the Issuers. In addition, the Trustee shall authenticate and deliver from time to time upon receipt of an Authentication Order and satisfaction of any other conditions precedent hereunder, Additional Notes in an amount specified therein (to the extent permitted hereunder). Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Definitive Notes or Global Notes, the number of separate Note certificates, the registered holder of each of the Notes and delivery instructions and whether or not the Notes are to be Initial Notes or Additional Notes, and such other information as the Trustee may reasonably request.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Fifth Supplemental Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.06    Registrar and Paying Agent. The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars, one or more additional paying agents and one or more transfer agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agents.

The Issuers shall maintain a Registrar and Paying Agent in the Borough of Manhattan, the City of New York, the State of New York.

The Issuers initially appoint the Trustee as Registrar and Paying Agent in connection with the Notes. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers may remove any Agent upon written notice to such Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Agent and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as such Agent until the appointment of a successor in accordance with clause (i). Any Agent may resign at any time upon written notice to the Issuers and the Trustee. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Fifth Supplemental Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. The Issuers or any of the Restricted Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint DTC to act as Depository with respect to the Global Notes representing the Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers shall satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

SECTION 2.07    Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or if an Issuer or any Restricted Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Issuers or a Restricted Subsidiary) shall have no further liability for the money delivered to the Trustee. If the Issuers or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to an Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.08    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee in writing at least five (5) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, including the aggregate principal amount of Notes held by each Holder thereof, and the Issuers shall otherwise comply with Trust Indenture Act Section 312(a).

SECTION 2.09    Transfer and Exchange.

(a)    The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar or co-registrar with a request to register the transfer, the Registrar or a co-register shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar or co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

(b)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.05 hereof or at the Registrar’s request.

(c)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 2.13, 3.06, 3.09, 4.10 and 9.04 hereof).

(d)    Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed portion of any Note being redeemed or tendered in part.

(e)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Fifth Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(f)    The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of such Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to issue, register the transfer of or to exchange any Notes so selected for redemption in whole or in part.

(g)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(h)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(i)    At the option of the Holder, Notes may be exchanged for other Notes and of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.05 hereof.

(j)    Any Holder of a Global Note shall by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(k)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.09 to effect a registration of transfer or exchange may be submitted by facsimile.

SECTION 2.10    Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Fifth Supplemental Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.11    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.11 as not outstanding. Except as set forth in Section 2.12 hereof, a Note does not cease to be outstanding because an Issuer, a Guarantor or an Affiliate of CDW or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.10 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than an Issuer, a Guarantor or an Affiliate of CDW or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.12    Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by an Issuer, a Guarantor or by any Affiliate of CDW or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not an Issuer, a Guarantor or any obligor upon the Notes or any Affiliate of CDW, a Guarantor or of such other obligor.

SECTION 2.13    Temporary Notes. Until certificates representing Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate Definitive Notes in exchange for temporary Notes without charge to the Holder.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Fifth Supplemental Indenture.

SECTION 2.14    Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.15    Defaulted Interest. If the Issuers default in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.15. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than five (5) days prior to the related payment date for such defaulted interest (or such shorter period as is acceptable to the Trustee). The Trustee shall promptly notify the Issuers of any such special record date. At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.15 and for greater certainty, each Note delivered under this Fifth Supplemental Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16    CUSIP/ISIN Numbers. The Issuers in issuing the Notes shall use commercially reasonable efforts to use CUSIP and ISIN numbers (in each case, if then generally in use)

and the Trustee shall use CUSIP and ISIN numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.17    Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.11 and Section 2.12 of this Fifth Supplemental Indenture. Any such calculation made pursuant to this Section 2.17 shall be made by the Issuers and delivered to the Trustee pursuant to an Officers’ Certificate.

SECTION 2.18    Effectiveness of Indenture. For the avoidance of doubt, all parties hereto hereby agree that the terms and provisions of this Fifth Supplemental Indenture shall be effective and applicable as of the Issue Date and at all times thereafter until the time at which no Notes are outstanding.

ARTICLE III

REDEMPTION

SECTION 3.01    Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03 hereof but not more than 60 days before a Redemption Date, an Officers’ Certificate of CDW setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Fifth Supplemental Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price.

If CDW is required to make an Offer to Purchase Notes pursuant to Section 4.10 hereof, they shall furnish to the Trustee, at least 15 days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to Section 3.03 hereof (or such shorter period as is acceptable to the Trustee) but not more than 60 days before a Redemption Date, an Officers’ Certificate of CDW setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Fifth Supplemental Indenture pursuant to which the redemption shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that a Change of Control has occurred.

SECTION 3.02    Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis among those to be redeemed to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate subject to the rules and procedures of DTC. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of less than $2,000 can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 shall be redeemed. Except as provided in the preceding sentence, provisions of this Fifth Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03    Notice of Redemption. Except as otherwise provided herein, in the case of Global Notes, the Issuers shall mail or cause to be delivered electronically, notices of redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII or Article XI hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the Redemption Price;

(c)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes and in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)    the name, telephone number and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Fifth Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)    the CUSIP and ISIN number, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN number that is listed in such notice or printed on the Notes.

The Issuers may provide in any notice of redemption delivered in connection with any redemption permitted hereunder that the payment of the Redemption Price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person and may, at the Issuers’ discretion, be subject to one or more conditions precedent.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided that the Issuers shall have delivered to the Trustee, at least fifteen (15) Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate of CDW requesting that the Trustee give such notice and setting forth the form of such notice and the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04    Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the Redemption Price, subject to the satisfaction of any conditions precedent provided in such notice. The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05    Deposit of Redemption Price.

(a)    Prior to 11:00 a.m. (New York City time) on the Redemption Date or the date on which the Notes must be accepted for purchase pursuant to Section 4.10 hereof, the Issuers shall deposit with the Trustee or with the Paying Agent (or, if one of the Issuers is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price or Purchase Price, as the case may be, of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased.

(b)    If the Issuers comply with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest, if any, to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date, as applicable, until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date, as applicable, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. If any Note called for redemption or tendered in a Change of Control Offer shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

SECTION 3.06    Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 3.07    Optional Redemption.

(a)    At any time prior to May 1, 2022, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

(b)    On or after May 1, 2022, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below.

Year	Percentage
2022	102.063%
2023	101.031%
2024 and thereafter	100.000%

(c)    At any time prior to May 1, 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Fifth Supplemental Indenture at a Redemption Price of 104.125% of the principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that:

(i)    at least 50% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(ii)    the redemption occurs within 180 days of the date of the closing of such Equity Offering and upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address and otherwise in accordance with the procedures set forth in this Fifth Supplemental Indenture.

(d)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

(e)    Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at CDW’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(f)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such a tender offer in lieu of the Issuers, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a Redemption Price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, such Redemption Date.

SECTION 3.08    Mandatory Redemption. The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09    Offer to Purchase. In the event that the Issuers shall be required to commence an Offer to Purchase pursuant to a Change of Control Offer, the Issuers shall follow the procedures specified below.

On the Purchase Date, the Issuers shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date. The Issuers shall notify the Trustee in writing at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Issuers’ obligation to make an Offer to Purchase, and the Offer shall be delivered by the Issuers or, at the Issuers’ request, by the Trustee in the name and at the expense of the Issuers. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 11:00 a.m. (New York City time) on each Purchase Date, the Issuers shall irrevocably deposit with the Paying Agent (other than the Issuers) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest, if any, thereon, to be held for payment in accordance with the terms of this Section 3.09. On the Purchase Date, the Issuers shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depository, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depository or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, plus any accrued and unpaid interest, if any, thereon, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book entry) at the expense of the Issuers such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce in a newspaper of general circulation or in a press release provided to a nationally recognized financial wire service the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

SECTION 4.01    Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers, a Guarantor or an Affiliate of the Issuers or a Guarantor, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

If all or any portion of (a) the principal amount of any Note or (b) any interest payable thereon shall not be paid when due (including post-petition interest in any proceeding under any Bankruptcy Law and including amounts due at the Maturity Date, by acceleration or otherwise), such Note shall, without limiting the rights of the Holders, bear interest in cash at a rate per annum that is 2% above the rate otherwise applicable to such Note from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment). For the avoidance of doubt, the interest rate applicable to overdue principal shall equal the then applicable interest rate on the Notes plus the additional 2% referred to in the immediately preceding sentence, pursuant to the terms of such sentence.

SECTION 4.02    Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies in the Borough of Manhattan, the City and State of New York (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) required under Section 2.06 hereof where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Fifth Supplemental Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies in the Borough of Manhattan, the City and State of New York required by Section 2.06 hereof for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.06 hereof.

SECTION 4.03    Reports and Other Information. Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee and the Holders, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1)    substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2)    substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision, including, for the avoidance of doubt, Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.03 may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision, including, for the avoidance of doubt, Rules 13-01 and 13-02 of Regulation S-X promulgated by the Commission) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, if Parent has made available through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system) the reports, information and other documents required to be filed and furnished to Holders of Notes pursuant to this Section 4.03, CDW shall be deemed to be in compliance with the provisions of this Section 4.03.

The Trustee’s receipt of such reports, information and documents shall not constitute constructive or actual notice of any information contained therein, including CDW’s compliance with any of the covenants under this Fifth Supplemental Indenture.

The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Fifth Supplemental Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless and to the extent a Responsible Officer of the Trustee is informed otherwise in an Officers’ Certificate delivered to it pursuant to the terms of this Fifth Supplemental Indenture.

SECTION 4.04    Compliance Certificate.

(a)    CDW shall deliver to the Trustee, within 90 days after the end of each fiscal year ending, an Officers’ Certificate stating that a review of the activities of the Issuers and the Restricted

Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Fifth Supplemental Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuers and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Fifth Supplemental Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Fifth Supplemental Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.

(b)    When any Default or Event of Default has occurred and is continuing under this Fifth Supplemental Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuers or any Subsidiary gives any notice or takes any other action with respect to a claimed Default or Event of Default, CDW shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Default or Event of Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officers’ Certificate specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time) and what action the Issuers are taking or propose to take with respect thereto.

(c)    Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officers’ Certificate delivered to it pursuant to this Section 4.04, the Trustee shall have no duty to review, ascertain or confirm the Issuers’ compliance with, or the breach of, any representation, warranty or covenant made in this Fifth Supplemental Indenture.

SECTION 4.05    Taxes. The Issuers shall pay, and shall cause each of their Restricted Subsidiaries to pay, prior to delinquency, all material taxes, charges, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06    Stay, Extension and Usury Laws. The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Fifth Supplemental Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07    Limitation on Incurrence of Non-Guarantor Indebtedness and Issuance of Non-Guarantor Preferred Stock.

(a)    CDW shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Non-Guarantor Indebtedness (including Acquired Debt) and shall not permit any of its Restricted Subsidiaries that are not Guarantors to issue any shares of Preferred Stock (“Non-Guarantor Preferred Stock”); provided, however, that any Restricted Subsidiary that is not a Guarantor may incur Non-Guarantor Indebtedness (including Acquired Debt) and issue Non-Guarantor Preferred Stock if after giving pro forma effect thereto (including the application of proceeds therefrom), either (x) the Consolidated Non-Guarantor Debt Ratio would be no greater than 3.00 to 1.00 or (y) the aggregate principal amount of Non-Guarantor Indebtedness and Non-Guarantor Preferred Stock would be no greater than $2,000,000,000.

(b)    The foregoing restriction shall not apply to the following items:

(1)    any Indebtedness of any Restricted Subsidiaries in existence on the Issue Date;

(2)    any Indebtedness of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary and is assumed by such Restricted Subsidiary; provided that such Indebtedness was not incurred in contemplation thereof and is not guaranteed by any other Restricted Subsidiary (other than any guarantee existing at the time of such merger, consolidation or sale, lease or other disposition of properties and assets and that was not issued in contemplation thereof);

(3)    any Indebtedness of a Person existing at the time such Person becomes a Subsidiary of CDW; provided that such Indebtedness was not incurred in contemplation thereof;

(4)    Indebtedness incurred by any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation (A) letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, (B) letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee, or (C) letters of credit in respect of other operating purposes, including customer or vendor obligations; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(5)    Indebtedness arising from agreements of a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of ASC 460-10 as a result of an amendment to an obligation in existence on the Issue Date) of such Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (5)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by any Restricted Subsidiaries in connection with such disposition;

(6)    Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (6);

(7)    shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (7);

(8)    Hedging Obligations and/or Cash Management Obligations of any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(9)    obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10)    (x) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of this Fifth Supplemental Indenture and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of this Fifth Supplemental Indenture;

(11)    any extension, renewal, replacement, refinancing or refunding of any Indebtedness existing on the Issue Date or referred to in clauses (1), (2) and (3); provided that any Indebtedness incurred to so extend, renew, replace, refinance or refund shall be incurred within 360 days of the maturity, retirement or other repayment or prepayment of the Indebtedness referred to in this clause or clauses (1), (2) and (3) above and the principal amount of the Indebtedness incurred to so extend, renew, replace, refinance or refund shall not exceed the principal amount of Indebtedness being extended, renewed, replaced, refinanced or refunded plus any premium or fee (including tender premiums);

(12)    cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(13)    Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(14)    Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence.

(c)    For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Restricted Subsidiaries may incur pursuant to this Section 4.07 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.08    Liens. CDW shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any Principal Property of CDW or any Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Obligations subordinated in right of payment to the Notes) the Obligations so secured until such time as such Obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.08 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the Obligation to so secure the Notes.

SECTION 4.09    Issuers Existence. Subject to Section 4.10 hereof and Article V hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their company existence, and the corporate, partnership, limited liability company or other existence of each of the Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each of the Issuers or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of each of the Issuers and the Restricted Subsidiaries; provided that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Issuers), if the Board of Directors of CDW in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Restricted Subsidiaries, taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.10    Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless CDW at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in this Fifth Supplemental Indenture (a “Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to

101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under Section 3.07 hereof with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail or electronically deliver a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by this Fifth Supplemental Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Fifth Supplemental Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Fifth Supplemental Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The Paying Agent will promptly mail or deliver by electronic means (in the case of global notes) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Fifth Supplemental Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.07 hereof unless and until there is a default in the payment of the applicable Redemption Price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Fifth Supplemental Indenture are applicable.

SECTION 4.11    Additional Guarantees. CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $50,000,000 (other than Indebtedness permitted to be incurred pursuant to Section 4.07(b) hereof) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture in form of Exhibit C hereto), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under this Fifth Supplemental Indenture on the same terms and conditions as those set forth in this Fifth Supplemental Indenture.

SECTION 4.12    Limitation of Activities of FinanceCo. FinanceCo shall not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that FinanceCo may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under this Fifth Supplemental Indenture.

SECTION 4.13    Sale and Lease-Back Transactions. CDW shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with CDW or Restricted Subsidiaries) unless either:

(a)    CDW or such Restricted Subsidiary could incur Indebtedness secured by a Lien on the property to be leased in an amount at least equal to the Attributable Value of such Sale and Lease-Back Transaction without equally and ratably securing the Notes; or

(b)    within 180 days CDW applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all Notes delivered under this Fifth Supplemental Indenture, to the voluntary retirement of debt for borrowed money and/or the acquisition or construction of any Principal Property.

SECTION 4.14    Further Instruments and Acts. Upon request by the Trustee, CDW shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Fifth Supplemental Indenture.

ARTICLE V

SUCCESSORS

SECTION 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    CDW may not, directly or indirectly (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person unless:

(1)    (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the

District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2)    the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and this Fifth Supplemental Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Default or Event of Default exists; and

(4)    each Guarantor (except if it is the other party to the transactions described above, in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and this Fifth Supplemental Indenture.

(b)    Notwithstanding the foregoing, (i) clauses (3) and (4) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of this Fifth Supplemental Indenture.

(c)    For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

(d)    The predecessor company will be released from its obligations under this Fifth Supplemental Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under this Fifth Supplemental Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

(e)    In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of CDW contemplated by this Section 5.01, CDW shall execute and deliver to the Trustee a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, evidencing such succession together with an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of CDW contemplated by this Section 5.01 and such supplemental indenture in respect thereto complies with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the successor entity, subject to the customary exceptions.

SECTION 5.02    Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of CDW or a Guarantor in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which CDW is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Fifth Supplemental Indenture referring to “CDW” or the “Issuers” shall refer instead to the successor corporation and not to CDW), and shall exercise every right and power of, CDW under this Fifth Supplemental Indenture with the same effect as if such successor Person had been named as CDW; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of CDW’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01    Events of Default. The following events referred to in clause (1) through (7) inclusive of this Section 6.01 shall constitute an “Event of Default.”

(1)    Non-Payment of Principal. The Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)    Non-Payment of Interest. The Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3)    Specific Covenants. The Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, this Fifth Supplemental Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under Section 4.03 hereof;

(4)    Cross-Acceleration. A default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its maturity date and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100,000,000 (or its foreign currency equivalent) or more at any one time outstanding;

(5)    Judgments. The failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100,000,000 (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6)    Invalidity of Guarantees. The Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under this Fifth Supplemental Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Fifth Supplemental Indenture; or

(7)    Insolvency and Bankruptcy Proceeding. (i) An Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)    commences a voluntary case,

(b)    consents to the entry of an order for relief against it in an involuntary case,

(c)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)    makes a general assignment for the benefit of its creditors, or

(e)    generally is not paying its debts as they become due; or

(ii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)    is for relief against an Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)    appoints a custodian of an Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of CDW or any of its Restricted Subsidiaries; or

(c)    orders the liquidation of an Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02    Acceleration. If an Event of Default under Section 6.01 hereof (other than an Event of Default specified in Section 6.01(7) with respect to an Issuer) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Fifth Supplemental Indenture.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Fifth Supplemental Indenture and its consequences:

(1)    if the rescission would not conflict with any judgment or decree;

(2)    if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)    to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)    if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)    in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(7) hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in Section 6.01(4) hereof, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in Section 6.01(7) hereof with respect to an Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes.

No Holder of any Note will have any right to institute any proceeding with respect to this Fifth Supplemental Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes shall have made written request, and offered reasonable indemnity satisfactory to the Trustee, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Notes pursuant to Section 3.07 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.03    Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Fifth Supplemental Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04    Waiver of Past Defaults. Subject to Section 6.02 hereof, Holders of not less than a majority in aggregate principal amount of the issued and then-outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under this Fifth Supplemental Indenture and its consequences hereunder, except a default in the payment of the principal of, premium, if any, or interest on any Note. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Fifth Supplemental Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05    Control by Majority. Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may (1) refuse to follow any direction that conflicts with law or this Fifth Supplemental Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability if the Trustee, being advised by counsel, reasonably determines that the action or proceeding so directed may not lawfully be taken if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Responsible Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or (2) take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Notwithstanding any provision to the contrary in this Fifth Supplemental Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Fifth Supplemental Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.06    Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Fifth Supplemental Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing or the Trustee receives such notice from CDW;

(2)    Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)    Holders of the Notes have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Fifth Supplemental Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07    Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Fifth Supplemental Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08    Collection Suit by Trustee. If an Event of Default specified in clause (1) or (2) or Section 6.01 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Fifth Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10    Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.10 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11    Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12    Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13    Application of Funds. If the Trustee collects any money pursuant to this Article VI, any such amounts received shall be applied by the Trustee or any Agent in the following order:

First, to payment of that portion of the Obligations under this Fifth Supplemental Indenture and the Notes constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including all reasonable fees, expenses and disbursements of any law firm or other external legal counsel payable under Section 7.07 hereof) payable to each of the Trustee or such Agent (ratably among the Trustee or such Agent in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations under this Fifth Supplemental Indenture and the Notes constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders of the Notes, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations under this Fifth Supplemental Indenture and the Notes constituting accrued and unpaid interest (including any default interest) on the Notes and ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations under this Fifth Supplemental Indenture and the Notes constituting unpaid principal of the Notes ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them; and

Fifth, to the payment of all other Obligations of the Holders that are due and payable to the Trustee and the other Holders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Trustee and the other Holders on such date.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Fifth Supplemental Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01    Duties of Trustee.

(a)    The Trustee, prior to the occurrence of an Event of Default with respect to the Securities and after the cure or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Fifth Supplemental Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Fifth Supplemental Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Fifth Supplemental Indenture or the Trust Indenture Act once this Fifth Supplemental Indenture is qualified under the Trust Indenture Act and the Trustee need perform only those duties that are specifically set forth in this Fifth Supplemental Indenture or the Trust Indenture Act once this Fifth Supplemental Indenture is qualified under the Trust Indenture Act and no others, and no implied covenants or obligations shall be read into this Fifth Supplemental Indenture against the Trustee; and

(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Fifth Supplemental Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Fifth Supplemental Indenture, provided, however, that the Trustee need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Fifth Supplemental Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Fifth Supplemental Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Simultaneously with the execution of this Fifth Supplemental Indenture and before the Trustee acts or refrains from acting hereunder, it may require an Officers’ Certificate of CDW or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Fifth Supplemental Indenture.

(e)    Unless otherwise specifically provided in this Fifth Supplemental Indenture, any demand, request, direction or notice from CDW shall be sufficient if signed by an Officer of CDW.

(f)    None of the provisions of this Fifth Supplemental Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Fifth Supplemental Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that CDW deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Fifth Supplemental Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Fifth Supplemental Indenture.

(l)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Fifth Supplemental Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authorities and governmental action.

(m)    No provision of this Fifth Supplemental Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any potential or actual liability or expense (financial or otherwise) in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk, liability or expense is not reasonably assured to it.

SECTION 7.03    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04    Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Fifth Supplemental Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Fifth Supplemental Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Fifth Supplemental Indenture other than its certificate of authentication.

SECTION 7.05    Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.

SECTION 7.06    Reports by Trustee to Holders of the Notes. Within 60 days after each December 1, beginning with the December 1 following the date Notes are first issued hereunder, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be delivered to the Issuers and filed with the Commission, if required by applicable law, and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.07    Compensation and Indemnity. The Issuers shall pay to the Trustee (acting in any capacity hereunder) from time to time such compensation for its acceptance of this Fifth Supplemental Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee (acting in any capacity hereunder) and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Fifth Supplemental Indenture against the Issuers or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuers under this Section 7.07 shall survive the satisfaction and discharge of this Fifth Supplemental Indenture or the earlier resignation or removal of the Trustee.

Notwithstanding the provisions of Section 4.08 hereof, to secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Fifth Supplemental Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08    Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(A)    the Trustee fails to comply with Section 7.10 hereof or Section 310 of the Trust Indenture Act;

(B)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)    a custodian or public officer takes charge of the Trustee or its property; or

(D)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in principal amount of the then-outstanding Notes (at the Issuers’ expense) may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder (at the Issuers’ expense) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Fifth Supplemental Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ and the Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09    Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10    Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Fifth Supplemental Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11    Preferential Collection of Claims Against Issuers. The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01    Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02    Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding

Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Fifth Supplemental Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Fifth Supplemental Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(A)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Fifth Supplemental Indenture referred to in Section 8.04 hereof;

(B)    the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(C)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(D)    this Section 8.02.

Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

SECTION 8.03    Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.10, 4.11, 4.12, 4.13 and 5.01 hereof and the operation of clauses (3), (4), (5) and (8) of Section 6.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes); provided, however, that no covenant defeasance pursuant to this Section 8.03 shall release the Issuers from their obligations under the Trust Indenture Act, including, without limitation, their obligations under Section 314 of the Trust Indenture Act. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Fifth Supplemental Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary of the Issuers but not with respect to the Issuers) and 6.01(7) hereof shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.02 or 8.03, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 8.06 and 8.07 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.07. After the Notes are no longer outstanding, the Issuers’ obligations in Sections 7.07, 8.06 and 8.07 shall survive.

SECTION 8.04    Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) on the Maturity Date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date.

(2)    in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)    the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowings);

(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Fifth Supplemental Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6)    the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7)    the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Fifth Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Issuers or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06    Repayment to Issuers. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

SECTION 8.07    Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Fifth Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01    Without Consent of Holders of Notes. Notwithstanding Section 9.02 hereof, CDW, the Guarantors and the Trustee may amend or supplement this Fifth Supplemental Indenture, any Guarantee and the Notes, without the consent of any Holder:

(1)    to cure any ambiguity, mistake, defect or inconsistency, as certified by CDW;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under this Fifth Supplemental Indenture, the Notes or any Guarantee;

(4)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Fifth Supplemental Indenture of any such Holder; provided that such changes pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of CDW;

(5)    to comply with requirements of the Commission in order to effect or maintain the qualification of this Fifth Supplemental Indenture under the Trust Indenture Act;

(6)    to provide for the issuance of Additional Notes in accordance with the terms of this Fifth Supplemental Indenture (including, without limitation, any changes necessary to facilitate the issuance of Additional Notes for resale in transactions pursuant to Rule 144A or Regulation S promulgated under the Securities Act and any subsequent registration);

(7)    to add a Guarantee of the Notes;

(8)    to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Fifth Supplemental Indenture;

(9)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(10)    to conform the text of this Fifth Supplemental Indenture, Guarantees or the Notes to any provision of the “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Fifth Supplemental Indenture, Guarantee or Notes, as certified by CDW.

Upon the request of CDW accompanied by a Board Resolution of CDW authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with CDW and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Fifth Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Fifth Supplemental Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officers’ Certificate shall be required in connection with the addition of a Guarantor under this Fifth Supplemental Indenture (other than as required by Section 4.11 hereof) upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Fifth Supplemental Indenture, the form of which is attached as Exhibit C hereto.

SECTION 9.02    With Consent of Holders of Notes. Except as provided below in this Section 9.02, CDW, the Guarantors and the Trustee may amend or supplement this Fifth Supplemental Indenture, the Notes and the Guarantees with the consent of the Required Holders (including consents obtained in connection with a tender offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) or compliance with any provision of this Fifth Supplemental Indenture, the Guarantees or the Notes may be waived with the consent of the Required Holders (including consents obtained in connection with a tender offer for, or purchase of, the Notes).

Upon the request of CDW accompanied by a Board Resolution of CDW authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with CDW in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Fifth Supplemental Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Required Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, CDW shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of CDW to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Notwithstanding the foregoing, without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver; or change the definition of “Required Holders”;

(2)    reduce the principal of or change the Maturity Date of any such Note or alter the provisions with respect to the redemption of such Note (other than the provisions of Sections 3.09 and 4.10 hereof, except as set forth in clause (10) below);

(3)    reduce the rate of or change the time for payment of interest on any Note;

(4)    waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Fifth Supplemental Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)    make any Note payable in money other than that stated therein;

(6)    make any change in the provisions of this Fifth Supplemental Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes or impact the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)    make any change in the amendment and waiver provisions of Section 9.01 hereof or this Section 9.02;

(8)    waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09 and 4.10 hereof, except as set forth in clause (10) below;

(9)    make any change to or modify the ranking of the Notes that would adversely affect the Holders of the Notes;

(10)    amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred; or

(11)    modify the Guarantees in any manner adverse to the Holders of the Notes.

SECTION 9.03    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

CDW may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.04    Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver, the text of which shall be provided by CDW, on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05    Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers and the Guarantors may not sign an amendment, supplement or waiver until their respective Board of Directors approve it. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Fifth Supplemental Indenture and constitutes the valid and binding enforceable obligation of the Issuers. Notwithstanding the foregoing, except as required by Section 4.11 hereof, neither an Opinion of Counsel nor an Officers’ Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Fifth Supplemental Indenture.

ARTICLE X

GUARANTEES

SECTION 10.01    Guarantee.

(a)    Each Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (i) the principal of and applicable interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at the Maturity Date, by acceleration, redemption or otherwise, and interest on the overdue principal of and applicable interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration or otherwise (the obligations in clauses (i) and (ii) collectively, the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)    Each Guarantor waives presentation to, demand of, payment from and protest to the Issuers or any other Guarantor of any of the Guaranteed Obligations and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment. Each Guarantor waives notice of any default on the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder of any Note or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person (including any Guarantor) under this Fifth Supplemental Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Fifth Supplemental Indenture, the Notes or any other agreement; (iv) the failure of any Holder of any Note or the Trustee to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations; or (v) except as set forth in Section 10.08 hereof, any change in the ownership of such Guarantor.

(c)    Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder of any Note or the Trustee to any balance of any deposit account or credit on the books of the Holder of any Note or the Trustee in favor of the Issuers or any other person.

(d)    Except as expressly set forth in Sections 10.02 and 10.06 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (i) the failure of any Holder of any Note or the Trustee to assert any claim or demand or to enforce any right or remedy under this Fifth Supplemental Indenture, the Notes or any other agreement, by (ii) any recession, waiver, amendment or modification of, or any release from any of the terms or provisions of, or any release from any of the terms or provisions of, any thereof, including with respect to any other Guarantor under this Fifth Supplemental Indenture, (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (iv) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Issuers or any other Guarantor or the unenforceability of the Guaranteed Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Issuers or any other Guarantor. The Trustee and the Holder of any Note may, at their election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Issuers or any other Guarantor or exercise any other right or remedy available to them against the Issuers or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Issuers or any other Guarantor, as the case may be.

(f)    Each Guarantor, and by its acceptance of this Fifth Supplemental Indenture, the Holder of any Note and the Trustee, hereby confirms that it is the intention of all such Persons that this Fifth Supplemental Indenture, the Notes and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guarantee and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Holders of Notes, the Trustee and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.

(g)    Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder of any Note or the Trustee upon the bankruptcy or reorganization of an Issuer, any Guarantor or otherwise.

(h)    In furtherance of the foregoing clauses (a) through (g) and not in limitation of any other right which any Holder of any Note or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers or any other Guarantor to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by mandatory redemption, optional redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall forthwith pay, or cause to be paid, in cash, to the Trustee for distribution to the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Issuers to the Holder of any Note or the Trustee.

(i)    Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

(j)    Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(k)    Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuers’ and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Trustee or the Holders will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(l)    The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

SECTION 10.02    Limitation on Guarantor Liability. Any term or provision of this Fifth Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations Guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby Guaranteed without rendering this Fifth Supplemental Indenture or the Notes, as they relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03    Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Fifth Supplemental Indenture shall be executed on behalf of such Guarantor by an authorized officer of such Guarantor and that a notation of such Guarantee substantially in the form attached hereto as Exhibit B shall be enclosed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Fifth Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Fifth Supplemental Indenture on behalf of the Guarantors.

If required by Section 4.11 hereof, the Issuers shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 hereof and this Article X, to the extent applicable.

SECTION 10.04    Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Fifth Supplemental Indenture or the Notes shall have been paid in full.

SECTION 10.05    Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.06    Guarantors May Consolidate, Etc., on Certain Terms.

(a)    Except as otherwise provided in this Section 10.06(a), a Guarantor (other than Parent) may not (1) consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person; or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)    (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)    the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee and this Fifth Supplemental Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(3)    immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officers’ Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Fifth Supplemental Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Fifth Supplemental Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Fifth Supplemental Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Fifth Supplemental Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Issuers in accordance with the provisions of this Fifth Supplemental Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Notwithstanding the foregoing, any Guarantor (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

The predecessor company will be released from its obligations under this Fifth Supplemental Indenture and the Guarantees and the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, each such Guarantor this Fifth Supplemental Indenture and each such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under each such Guarantee.

(b)    Except as otherwise provided in this Section 10.06(b), Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)    (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2)    the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under the Guarantee and this Fifth Supplemental Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee; and

(3)    immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel and an Officers’ Certificate to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Fifth Supplemental Indenture and all conditions precedent thereto have been complied with, to the Trustee and satisfactory in form to the Trustee, of the Parent and the due and punctual performance of all of the covenants and conditions of this Fifth Supplemental Indenture to be performed by the Parent, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Fifth Supplemental Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Fifth Supplemental Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

The predecessor company will be released from its obligations under this Fifth Supplemental Indenture and the Guarantees and the Successor Parent Guarantor will succeed to, and be substituted for, and may exercise every right and power of, Parent under this Fifth Supplemental Indenture and any such Guarantee, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under any such Guarantee.

SECTION 10.07    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Fifth Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.08    Release of Guarantees. Each Guarantor will be automatically and unconditionally released and discharged from its obligations under this Article X (other than any obligation that may have arisen under Section 10.02 hereof) upon:

(1)    (a) any sale, disposition or other transfer (including through merger or consolidation) of (i) the Capital Stock of such Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of this Fifth Supplemental Indenture; or

(b)    the designation of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Fifth Supplemental Indenture; or

(c)    in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.11 hereof, the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes; or

(d)    such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder) except as a result of a discharge or release arising from payment under such guarantee, (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 4.07(b) and (z) does not guarantee (and is not required to guarantee pursuant to Section 4.11) any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder); or

(e)    the exercise by CDW of its Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of CDW’s obligations under this Fifth Supplemental Indenture in accordance with the terms of this Fifth Supplemental Indenture; and

(2)    such Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Fifth Supplemental Indenture relating to such transaction have been complied with.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Fifth Supplemental Indenture as provided in this Article X.

SECTION 10.09    Contribution. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Fifth Supplemental Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.01    Satisfaction and Discharge. This Fifth Supplemental Indenture shall be discharged and shall cease to be of further effect as to the Notes, when:

(1)    either:

(A)    all Notes heretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(B)    all Notes heretofore not delivered to the Trustee for cancellation have become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or electronic delivery of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)    no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3)    the Issuers have paid or caused to be paid all sums payable by them under this Fifth Supplemental Indenture; and

(4)    the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Fifth Supplemental Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

SECTION 11.02    Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Fifth Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Fifth Supplemental Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01    Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

SECTION 12.02    Notices. Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

CDW Corporation

75 Tri-State International

Lincolnshire, Illinois 60061

Attention: Frederick J. Kulevich

Phone: (847) 968-0219

Facsimile: (847) 968-0319

With a copy to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: James S. Rowe

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-1419

Facsimile: (651) 466-6309

Attention: Joshua A. Hahn

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Notices given by publication shall be deemed given on the first date on which publication is made.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Any notice or communication shall also be so delivered to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03    Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Fifth Supplemental Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 12.04    Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Fifth Supplemental Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee:

(A)    An Officers’ Certificate of CDW in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Fifth Supplemental Indenture relating to the proposed action have been satisfied; and

(B)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.05    Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Fifth Supplemental Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall comply with the provisions of the Trust Indenture Act Section 314(e) and shall include:

(A)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(B)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate as to matters of fact); and

(D)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 12.06    Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07    No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, stockholder, unitholder or member of CDW, FinanceCo, any of CDW’s Subsidiaries or any of its direct or indirect parent companies, including Parent, as such, will have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Fifth Supplemental Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 12.08    Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.09    Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.10    Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Fifth Supplemental Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 12.11    No Adverse Interpretation of Other Agreements. This Fifth Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Fifth Supplemental Indenture.

SECTION 12.12    Successors. All agreements of the Issuers in this Fifth Supplemental Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors. All agreements of each Guarantor in this Fifth Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.08 hereof.

SECTION 12.13    Severability. In case any provision in this Fifth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.14    Counterpart Originals. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.15    Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fifth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.16    Waiver of Immunities. To the extent that the Issuers may in any jurisdiction claim for themselves or their assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in this Fifth Supplemental Indenture and the Notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuers or the Issuers’ assets, whether or not claimed, the Issuers hereby irrevocably agree for the benefit of the Holders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

SECTION 12.17    U.S.A. Patriot Act The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Fifth Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, as of the date first written above.

CDW LLC

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

CDW FINANCE CORPORATION

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

GUARANTORS:

CDW CORPORATION

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

CDW TECHNOLOGIES, LLC.

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

CDW DIRECT, LLC

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

SIGNATURE PAGE

FIFTH SUPPLEMENTAL INDENTURE

CDW GOVERNMENT LLC

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

CDW LOGISTICS LLC

By:	/s/ Robert J. Welyki
Name: Robert J. Welyki
Title: Vice President and Treasurer

SIGNATURE PAGE

FIFTH SUPPLEMENTAL INDENTURE

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

SIGNATURE PAGE

FIFTH SUPPLEMENTAL INDENTURE

APPENDIX A

PROVISIONS RELATING TO NOTES

SECTION 1.1    Definitions.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Fifth Supplemental Indenture to which this Appendix A is attached. The following capitalized terms have the following meanings:

“Agent Members” means members of, or participants in, the Depository, Euroclear or Clearstream.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depository for such Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to the Fifth Supplemental Indenture.

SECTION 2.1    Form and Dating of Global Notes.

(a)    Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Notes Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Notes Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note in definitive form to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.2.

The Issuers shall execute and the Trustee shall, in accordance with Section 2.1(b)(i) and Section 2.2 and pursuant to an Authentication Order signed by two Officers of the Issuers, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (ii) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Custodian.

Appendix A-1

The Agent Members shall have no rights under the Fifth Supplemental Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Custodian or under such Global Note, and the Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository, Euroclear or Clearstream, as the case may be, and their respective Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(b)    Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository, Euroclear or Clearstream, as the case may be, and the provisions of Section 2.3. In addition, a Global Note shall be exchangeable for Definitive Notes if (i) the Depository (x) notifies the Issuers that it is unwilling or unable to continue as Depository for such Global Note and the Issuers thereupon fail to appoint a successor Depository within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, or (ii) if requested by a Holder of a beneficial interest in such Global Notes. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(c)    In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to Section 2.1(a), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(d)    The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Fifth Supplemental Indenture or the Notes.

SECTION 2.2    Authentication.

The Trustee shall authenticate and make available for delivery, upon receipt of an Authentication Order signed by two Officers of the Issuers’ Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the issue of Notes is to be authenticated, whether the Notes are to be Definitive Notes or Global Notes, or such other information as the Trustee may reasonably request.

SECTION 2.3    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor Depository or a nominee of such successor Depository. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depository (x) notifies the Issuers that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depository is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided

Appendix A-2

in Sections 2.10 and 2.13 of the Fifth Supplemental Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.3 or Section 2.10 or 2.13 of the Fifth Supplemental Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.3(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.3(b) and (c) hereof.

(b)    Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of the Fifth Supplemental Indenture and the applicable rules and procedures of the Depository. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.3(b) and Section 2.3(d).

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.3(b) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.3(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.3(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depository and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests in the Global Notes. A Holder of a Definitive Note may exchange such Definitive Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.3(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.3(e). A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of Definitive Notes.

(f)    Global Notes Legend. Each Global Note shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION

Appendix A-3

(“DTC”), NEW YORK, NEW YORK, TO CDW OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE FIFTH SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(g)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.14 of the Fifth Supplemental Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charges payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchanges pursuant to Sections 2.10, 2.13, 3.06, 4.10 and 9.05 of the Fifth Supplemental Indenture).

(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of the Fifth Supplemental Indenture shall evidence the same debt and shall be entitled to the same benefits under the Fifth Supplemental Indenture as the Notes surrendered upon such transfer or exchange.

Appendix A-4

(i)    No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Fifth Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Fifth Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-5

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO CDW OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE FIFTH SUPPLEMENTAL INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit A-1

CUSIP 12513G BE8

ISIN US12513GBE89

[GLOBAL] NOTE

4.125% SENIOR NOTE DUE 2025

No.	[$ ]

CDW LLC and CDW FINANCE CORPORATION

promise to pay to Cede & Co. or registered assigns, the principal sum of                                  United States Dollars on May 1, 2025.

Interest Payment Dates: May 1 and November 1, commencing November 1, 2020

Record Dates: April 15 and October 15

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-2

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:            , 20

CDW LLC

By:
Name:
Title:

CDW FINANCE CORPORATION

By:
Name:
Title:

Exhibit A-3

This is one of the Notes referred to in the within-mentioned Fifth Supplemental Indenture:

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

Exhibit A-4

[Back of Note]

4.125% Senior Note due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Fifth Supplemental Indenture referred to below unless otherwise indicated.

1.    INTEREST. The term “Issuers” refers to CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“FinanceCo”).

The Issuers promise to pay interest on the Notes entirely in cash. Interest on this Note will accrue at a fixed rate per annum of 4.125%, commencing on April 21, 2020. Notwithstanding the foregoing, if all or any portion of the principal amount of the Notes or any interest payable thereon shall not be paid when due (whether at maturity, by acceleration or otherwise), the Notes shall bear interest in cash at a rate per annum that is 2% above the rate otherwise applicable thereto from the date of such nonpayment until the amount not so paid is paid in full (both before and after judgment), and the Issuers shall pay interest in cash on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuers will pay interest on each Note semi-annually on each May 1 and November 1, commencing November 1, 2020, and on the Maturity Date.

2.    METHOD OF PAYMENT. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.15 of the Fifth Supplemental Indenture with respect to defaulted interest. Payment of interest will be made at the office or agency of the Issuers maintained for such purpose within the Borough of Manhattan, the City and State of New York or, at the option of the Issuers, payment of interest may be made by check delivered to the Holders at their addresses set forth in the Note Register of Holders, provided that [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]1 [all payments of principal, premium, if any, and interest on, this Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)].2 Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Fifth Supplemental Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or co-registrar without notice to the Holders. The Issuers or any of their Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.

[1]	Applicable if this Note is represented by a Global Note registered in the name of or held by DTC or its nominee on the relevant record date.
[2]	Applicable if this Note is a Definitive Note.

Exhibit A-5

4.    INDENTURE. The Issuers issued the Notes under the Base Indenture, dated as of December 1, 2014 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of April 21, 2020 (the “Fifth Supplemental Indenture”), among CDW LLC, an Illinois limited liability company, CDW Finance Corporation, a Delaware corporation, the Guarantors party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as its Senior Notes due 2025. Except as otherwise provided in Section 9.02, all Notes shall vote and consent together on all matters as one class, and, except as otherwise provided in Section 9.02, none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

The terms of the Notes include those stated in Sections 1.03, 1.05, 2.08, 7.06, 7.07, 7.08, 7.10, 7.11, 12.01, 12.02 and 12.03 of the Fifth Supplemental Indenture, which are made part of the Fifth Supplemental Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Terms defined in the Fifth Supplemental Indenture and not defined herein have the meanings ascribed thereto in the Fifth Supplemental Indenture. The Notes are subject to all such terms, and Holders are referred to the Fifth Supplemental Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Fifth Supplemental Indenture, the provisions of the Fifth Supplemental Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers. This Note is one of the Notes referred to in the Fifth Supplemental Indenture. The Fifth Supplemental Indenture imposes certain limitations on the ability of the Issuers and their Restricted Subsidiaries to, among other things, incur Indebtedness, create or incur Liens and enter into Sale and Lease-Back Transactions. The Fifth Supplemental Indenture also imposes limits on the ability of the Issuers and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property. These covenants are subject to important exceptions and qualifications.

5.    OPTIONAL REDEMPTION. At any time prior to May 1, 2022, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

On or after May 1, 2022, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice mailed by first-class mail, or delivered electronically if held by DTC, to each Holder’s registered address, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to the Redemption Date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below.

Year	Percentage
2022	102.063%
2023	101.031%
2024 and thereafter	100.000%

At any time prior to May 1, 2022, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Fifth Supplemental Indenture at a redemption price of 104.125% of the principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that: (1) at least

Exhibit A-6

50% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering and upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address and otherwise in accordance with the procedures set forth in the Fifth Supplemental Indenture.

6.    MANDATORY REDEMPTION. The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

7.    NOTICE OF REDEMPTION. Subject to Section 3.03 of the Fifth Supplemental Indenture, notices of redemption will be mailed by first-class mail or electronically delivered at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed or delivered more than 60 days prior to a redemption date if the notice is issued in connection with Article VIII or Article XI of the Fifth Supplemental Indenture) to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with Applicable Procedures. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8.    OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control, each Holder of a Note will have the right to cause the Issuers to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase.

9.    GUARANTY. The payment by the Issuers of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Fifth Supplemental Indenture.

10.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereafter. The transfer of Notes may be registered and Notes may be exchanged as provided in the Fifth Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Fifth Supplemental Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11.    PERSONS DEEMED OWNERS. The registered Holder of this Note may be treated as its owner for all purposes.

12.    DISCHARGE AND DEFEASANCE. Subject to certain conditions as set forth in the Fifth Supplemental Indenture, the Issuers at any time may terminate some or all of their obligations under the Notes and the Fifth Supplemental Indenture if the Issuers deposit with the Trustee money or certain U.S. Government Securities for the payment of principal of, and interest on, the Notes to redemption or maturity, as the case may be.

13.    AMENDMENT, SUPPLEMENT AND WAIVER. The Fifth Supplemental Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Fifth Supplemental Indenture.

Exhibit A-7

14.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Fifth Supplemental Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Fifth Supplemental Indenture, the Notes or the Guarantees except as provided in the Fifth Supplemental Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Required Holders by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Fifth Supplemental Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Fifth Supplemental Indenture, and the Issuers are required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

15.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Fifth Supplemental Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE FIFTH SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES.

17.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Fifth Supplemental Indenture. Requests may be made to the Issuers at the following address:

CDW Corporation

75 Tri-State International

Lincolnshire, Illinois 60061

Exhibit A-8

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of CDW. The agent may substitute another to act for him.

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ______________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 of the Fifth Supplemental Indenture, check the box below:

[    ] Section 4.10

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 of the Fifth Supplemental Indenture, state the amount you elect to have purchased:

$_________________

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.: ________________________________

Signature Guarantee*: ______________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-10

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $_______. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note or exchanges of a part of another Global or Definitive Note for an interest in this Global Note have been made:

Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-11

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns) under that certain Base Indenture, dated as of December 1, 2014, as supplemented by the Fifth Supplemental Indenture, dated April 21, 2020 (the “Fifth Supplemental Indenture”), among CDW LLC, an Illinois limited liability company, CDW Finance Corporation, a Delaware corporation, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), have guaranteed the Notes and the obligations of the Issuers under the Fifth Supplemental Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 4.125% Senior Notes due 2025 (the “Notes”) of the Issuers, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Fifth Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Fifth Supplemental Indenture are expressly set forth in Article X of the Fifth Supplemental Indenture and reference is hereby made to such Fifth Supplemental Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Issuers’ obligations under the Notes and Indenture or until released in accordance with the Fifth Supplemental Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Fifth Supplemental Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

Exhibit B-1

THE TERMS OF ARTICLE X OF THE FIFTH SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Fifth Supplemental Indenture unless otherwise indicated.

Dated as of

[Guarantor]

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of                 , among [GUARANTOR] (the “New Guarantor”), a subsidiary of CDW LLC (or its successor), an Illinois limited liability company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”) and existing guarantors listed on Schedule I hereto (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated December 1, 2014, as supplemented by the Fifth Supplemental Indenture (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated April 21, 2020, providing for the issuance of 4.125% Senior Notes due 2025 (the “Notes”);

WHEREAS, Sections 4.11 and 5.01 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the New Guarantor are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Exhibit C-1

4.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:
Name:
Title:

Exhibit C-3

Schedule I to Supplemental Indenture

Guarantors

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